EXHIBIT 99

May 2, 2024

Cummins Reports First Quarter 2024 Results

•First quarter revenues of $8.4 billion; GAAP1 Net Income of $2.0 billion
•EBITDA in the first quarter was 30.6% of sales; Diluted EPS of $14.03
•First quarter results include a net gain of $1.3 billion, or $9.08 per diluted share, related to the separation of Atmus and $29 million, or $0.15 per diluted share, of restructuring expenses.
•The company is raising its guidance for full year 2024 revenue and EBITDA after adjusting for the separation of Atmus.
•Full year revenues are expected to decline 2% to 5%; prior guidance was also down 2% to 5% but assumed the inclusion of Atmus revenues for the full year.
•EBITDA is now expected to be in the range of 14.5% to 15.5%; an increase from previous guidance of 14.4% to 15.4% which also included Atmus for the full year.

COLUMBUS, IND. - Cummins Inc. (NYSE: CMI) today reported results for the first quarter of 2024.

“We continued to see strong demand from customers in the first quarter of 2024, reflecting the quality and performance of our products,” said Jennifer Rumsey, Chair and CEO. “We delivered solid profitability and also completed the separation of Atmus, allowing Cummins to continue its focus on advancing innovative power solutions and positioning Atmus to pursue its own plans for profitable growth. I am deeply appreciative of our Cummins employees across the globe, whose broad expertise and diverse perspectives are driving our ability to innovate for our customers and meet global demand.”

First quarter revenues of $8.4 billion decreased 1% from the same quarter in 2023. Sales in North America were flat, and international revenues decreased 1% due to lower demand in China and Europe.

Net income attributable to Cummins in the first quarter was $2.0 billion, or $14.03 per diluted share, compared to $790 million, or $5.55 per diluted share, in 2023. The results reflect the gain related to the separation of Atmus, net of transaction costs and other expenses, of $1.3 billion, or $9.08 per diluted share, and restructuring expenses of $29 million, or $0.15 per diluted share. The first quarter of 2023 included costs related to the separation of Atmus of $18 million, or $0.10 per diluted share. The tax rate in the first quarter was 8.7%, primarily due to the nontaxable gain on the separation of Atmus.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the first quarter were $2.6 billion, or 30.6% of sales, compared to $1.4 billion, or 16.1% of sales, a year ago. EBITDA for the first quarter of 2024 and the first quarter of 2023 included the gain and costs noted above.

2024 Outlook:

Based on its current forecast, Cummins projects full year 2024 revenues to decline 2% to 5% on a year-over-

year basis, and EBITDA to be in the range of 14.5% and 15.5% of sales. The prior guidance, which was also a decline of 2% to 5%, assumed the inclusion of the financial results of Atmus for the full year. Due to strong global demand, the revenue guidance is unchanged as compared to the prior guidance despite the separation of Atmus. The current EBITDA guidance is an increase from the prior guidance of between 14.4% and 15.4%.

Cummins plans to continue to generate strong operating cash flow and returns for shareholders and is committed to our long-term strategic goal of returning 50% of operating cash flow back to shareholders. In the near term, we will focus on reinvesting for profitable growth, dividends and reducing debt.

“We have raised our expectations on revenue and profitability for 2024 due to continued demand for Cummins’ products and services. We do still expect slowing demand in some of our key markets in the second half of the year,” said Rumsey. “Despite lower sales, Cummins is in a strong position to keep investing in future growth, bringing new technologies to customers and returning cash to shareholders.”

First Quarter 2024 Highlights:

•In March, Cummins finalized the separation of Atmus Filtration Technologies Inc. through a share exchange offer in which shareholders had the option to exchange their shares of Cummins common stock for shares of Atmus. Following completion of the exchange offer, Cummins did not retain any outstanding shares of Atmus common stock.

•Accelera™ by Cummins, Daimler Trucks & Buses and PACCAR selected Marshall County, Mississippi, as the future site of advanced battery cell manufacturing for their planned joint venture. The joint venture will localize battery cell production for commercial electric vehicles and is expected to create more than 2,000 U.S. manufacturing jobs, with the option for further expansion as demand grows. The 21-gigawatt hour (GWh) factory is expected to begin producing battery cells in 2027.

•Cummins re-introduced the fuel agnostic platforms with a name that captures the innovation that powers the business forward, the Cummins HELM™ platforms. With higher efficiency, lower emissions and multiple fuels, the Cummins HELM™ platforms give customers control of how they navigate their own journeys as part of the energy transition. As the next product in the Cummins HELM™15-liter platform, Cummins announced it will launch the next generation diesel X15 in North America for the heavy-duty on-highway market which will be compliant with U.S. EPA and CARB 2027 aligned regulations at launch.

•In April, Cummins Power Generation introduced four new generator sets to the award-winning CentumTM Series, two each powered by Cummins’ QSK50 and QSK78 engines. In response to high market demand, these new models have been engineered specifically for the most critical applications such as data centers, healthcare facilities and wastewater treatment plants. These products build on decades of experience meeting our customers' needs and deliver a step-change improvement in power density, assured reliability, sustainability and low emissions.

•Cummins received several prestigious honors during the quarter including being ranked in the Financial Times Diversity Leaders list for the third consecutive year, winning the World 50 Inclusion & Diversity Impact Award, and being named industry leader in the Commercial Vehicle and Machinery category for America’s Most JUST Companies list. Also, Cummins was named a 2024 Handshake Early Talent Award winner for its role in shaping the workforce of the future and was recognized as a 2024 Top Hispanic Employer by DiversityComm Magazine.

First quarter 2024 detail (all comparisons to same period in 2023):

Components Segment

•Sales - $3.3 billion, down 6%
•Segment EBITDA - $473 million, or 14.2% of sales, which includes $21 million of costs related to the separation of Atmus compared to $507 million, or 14.3% of sales, which includes $12 million of costs related to the separation of Atmus
•Revenues in North America decreased by 5% and international sales decreased by 8% primarily due to lower demand in China and Europe.

Engine Segment

•Sales - $2.9 billion, down 2%
•Segment EBITDA - $414 million, or 14.1% of sales, compared to $457 million, or 15.3% of sales
•On-highway revenues increased 1% driven by continued strong demand in the North American medium-duty truck market and pricing actions.
•Sales were flat in North America and decreased 8% in international markets due to lower demand in China and Europe.

Distribution Segment

•Sales - $2.5 billion, up 5%
•Segment EBITDA - $294 million, or 11.6% of sales, compared to $335 million, or 13.9% of sales
•Revenues in North America increased 2% and international sales increased by 14%.
•Higher revenues were driven by increased demand for power generation products and pricing actions.

Power Systems Segment

•Sales - $1.4 billion, up 3%
•Segment EBITDA - $237 million, or 17.1% of sales, compared to $219 million, or 16.3% of sales
•Power generation revenues increased 11% driven by increased global demand, particularly for the data center market. Industrial revenues decreased 8% primarily due to weaker demand in oil and gas markets.

Accelera Segment

•Sales - $93 million, up 9%
•Segment EBITDA loss - $101 million
•Revenues increased due to increased electrolyzer installations.
•Costs associated with the development of electric powertrains, fuel cells and electrolyzers, as well as products to support battery electric vehicles are contributing to EBITDA losses. The company continues to make investments to support our customers through the energy transition and deliver future profitable growth.
1 Generally Accepted Accounting Principles
About Cummins Inc.
Cummins Inc., a global power solutions leader, is comprised of five business segments – Components, Engine, Distribution, Power Systems and Accelera by Cummins – supported by our global manufacturing and extensive service and support network, skilled workforce and vast technological expertise. Cummins is committed to its Destination Zero strategy, which is grounded in the company’s commitment to sustainability and helping its customers successfully navigate the energy transition with its broad portfolio of products. The products range from advanced diesel, natural gas, electric and hybrid powertrains and powertrain-related components including, aftertreatment, turbochargers, fuel systems, valvetrain technologies, controls systems, air handling systems, automated transmissions, axles, drivelines, brakes, suspension systems, electric power generation systems, batteries, electrified power systems, hydrogen production technologies and fuel cell products. Headquartered in Columbus, Indiana (U.S.), since its founding in 1919, Cummins employs approximately 75,500 people committed to powering a more prosperous world through three global corporate responsibility priorities critical to healthy communities: education, environment, and equality of opportunity. Cummins serves its customers online, through a network of company-owned and independent distributor locations, and through thousands of dealer locations worldwide and earned about $735 million on sales of $34.1 billion in 2023. See how Cummins is powering a world that's always on by accessing news releases and more information at https://www.cummins.com/.
Forward-looking disclosure statement
Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future. These forward-looking statements include, without limitation, statements relating to our plans and expectations for our revenues, EBITDA and Agreement in Principle to settle regulatory proceedings regarding our emissions certification and compliance process for pick-up truck applications. Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: any adverse consequences resulting from entering into the Agreement in Principle, including required additional mitigation projects, adverse reputational impacts and potential resulting legal actions; increased scrutiny from regulatory agencies, as well as unpredictability in the adoption, implementation and enforcement of emission standards around the world; evolving environmental and climate change legislation and regulatory initiatives; changes in international, national and regional trade laws, regulations and policies; changes in taxation; global legal and ethical compliance costs and risks; future bans or limitations on the use of diesel-powered products; failure to successfully integrate and / or failure to fully realize all of the anticipated benefits of the acquisition of Meritor, Inc.; raw material, transportation and labor price fluctuations and supply shortages; aligning our capacity and production with our demand; the actions of, and income from, joint ventures and other investees that we do not directly control; large truck manufacturers' and original equipment manufacturers' customers discontinuing outsourcing their engine supply needs or experiencing financial distress, or change in control; product recalls; variability in material and commodity costs; the development of new technologies that reduce demand for our current products and services; lower than expected acceptance of new or existing products or services; product liability claims; our sales mix of products; climate change, global warming, more stringent climate change regulations, accords, mitigation efforts, greenhouse gas regulations or other legislation designed to address climate change; our plan to reposition our portfolio of product offerings through exploration of strategic acquisitions and divestitures and related uncertainties of entering such transactions; increasing interest rates; challenging markets for talent and ability to attract, develop and retain key personnel; exposure to potential security breaches or other disruptions to our information technology environment and data security; political, economic and other risks from operations in numerous countries including political, economic and social uncertainty and the evolving globalization of our business; competitor activity; increasing competition, including increased global competition among our customers in emerging markets; failure to meet environmental, social and governance (ESG) expectations or standards, or achieve our ESG goals; labor relations or work stoppages; foreign currency exchange rate changes; the performance of our pension plan assets and volatility of discount rates; the price and availability of energy; continued availability of financing, financial instruments and financial resources in the amounts, at the times and on the terms required to support our future business; and other risks detailed from time to time in our SEC filings, including particularly in the Risk Factors section of our 2023 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the SEC, which are available at http://www.sec.gov or at http://www.cummins.com in the Investor Relations section of our website.
Presentation of Non-GAAP Financial Information
EBITDA is a non-GAAP measure used in this release and is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release, except for forward-looking measures of EBITDA where a reconciliation to the corresponding GAAP measures is not available due to the variability, complexity and limited visibility of the non-cash items that are excluded from the non-GAAP outlook measure. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBITDA is a measure used internally to assess the performance of the operating units.
Webcast information
Cummins management will host a teleconference to discuss these results today at 10 a.m. EDT. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at www.cummins.com. Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.

CUMMINS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME
(Unaudited) (a)

	Three months ended
	March 31,
In millions, except per share amounts	2024	2023
NET SALES	$8,403	$8,453
Cost of sales	6,362	6,424
GROSS MARGIN	2,041	2,029
OPERATING EXPENSES AND INCOME
Selling, general and administrative expenses	839	753
Research, development and engineering expenses	369	350
Equity, royalty and interest income from investees	123	119
Other operating expense, net	33	19
OPERATING INCOME	923	1,026
Interest expense	89	87
Other income, net	1,387	90
INCOME BEFORE INCOME TAXES	2,221	1,029
Income tax expense	193	223
CONSOLIDATED NET INCOME	2,028	806
Less: Net income attributable to noncontrolling interests	35	16
NET INCOME ATTRIBUTABLE TO CUMMINS INC.	$1,993	$790

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CUMMINS INC.
Basic	$14.10	$5.58
Diluted	$14.03	$5.55

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	141.3	141.5
Diluted	142.1	142.4

(a) Prepared on an unaudited basis in accordance with accounting principles generally accepted in the United States of America.

CUMMINS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (a)

In millions, except par value	March 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$2,541	$2,179
Marketable securities	510	562
Total cash, cash equivalents and marketable securities	3,051	2,741
Accounts and notes receivable, net	5,463	5,583
Inventories	5,758	5,677
Prepaid expenses and other current assets	1,348	1,197
Total current assets	15,620	15,198
Long-term assets
Property, plant and equipment, net	6,011	6,249
Investments and advances related to equity method investees	1,774	1,800
Goodwill	2,406	2,499
Other intangible assets, net	2,455	2,519
Pension assets	1,187	1,197
Other assets	2,374	2,543
Total assets	$31,827	$32,005

LIABILITIES
Current liabilities
Accounts payable (principally trade)	$4,476	$4,260
Loans payable	342	280
Commercial paper	609	1,496
Current maturities of long-term debt	113	118
Accrued compensation, benefits and retirement costs	561	1,108
Current portion of accrued product warranty	652	667
Current portion of deferred revenue	1,236	1,220
Other accrued expenses	3,697	3,754
Total current liabilities	11,686	12,903
Long-term liabilities
Long-term debt	5,771	4,802
Deferred revenue	1,061	966
Other liabilities	3,208	3,430
Total liabilities	$21,726	$22,101

EQUITY
Cummins Inc. shareholders’ equity
Common stock, $2.50 par value, 500 shares authorized, 222.5 and 222.5 shares issued	$2,557	$2,564
Retained earnings	19,605	17,851
Treasury stock, at cost, 85.7 and 80.7 shares	(10,831)	(9,359)
Accumulated other comprehensive loss	(2,264)	(2,206)
Total Cummins Inc. shareholders’ equity	9,067	8,850
Noncontrolling interests	1,034	1,054
Total equity	$10,101	$9,904
Total liabilities and equity	$31,827	$32,005

(a) Prepared on an unaudited basis in accordance with accounting principles generally accepted in the United States of America.

CUMMINS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (a)

	Three months ended
	March 31,
In millions	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income	$2,028	$806
Adjustments to reconcile consolidated net income to net cash provided by operating activities
Gain related to divestiture of Atmus	(1,333)	—
Depreciation and amortization	265	246
Deferred income taxes	(38)	(38)
Equity in income of investees, net of dividends	(78)	(67)
Pension and OPEB expense	9	1
Pension contributions and OPEB payments	(48)	(92)
Changes in current assets and liabilities, net of acquisitions and divestitures
Accounts and notes receivable	(11)	(621)
Inventories	(354)	(263)
Other current assets	(175)	(142)
Accounts payable	327	381
Accrued expenses	(393)	151
Other, net	77	133
Net cash provided by operating activities	276	495

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(169)	(193)
Acquisition of business, net of cash acquired	(59)	—
Investments in marketable securities—acquisitions	(379)	(326)
Investments in marketable securities—liquidations	431	345
Cash associated with Atmus divestiture	(174)	—
Other, net	(56)	(54)
Net cash used in investing activities	(406)	(228)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	2,398	43
Net payments of commercial paper	(887)	(29)
Payments on borrowings and finance lease obligations	(748)	(142)
Dividend payments on common stock	(239)	(222)
Other, net	(25)	(13)
Net cash provided by (used in) financing activities	499	(363)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(7)	(25)
Net increase (decrease) in cash and cash equivalents	362	(121)
Cash and cash equivalents at beginning of year	2,179	2,101
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,541	$1,980

(a) Prepared on an unaudited basis in accordance with accounting principles generally accepted in the United States of America.

CUMMINS INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited)

In millions	Components		Engine	Distribution	Power Systems	Accelera	Total Segments	Intersegment Eliminations (1)	Total
Three months ended March 31, 2024
External sales	$2,842		$2,240	$2,529	$708	$84	$8,403	$—	$8,403
Intersegment sales	490		688	6	681	9	1,874	(1,874)	—
Total sales	3,332		2,928	2,535	1,389	93	10,277	(1,874)	8,403
Research, development and engineering expenses	84		154	14	60	55	367	2	369
Equity, royalty and interest income (loss) from investees	26		57	24	19	(3)	123	—	123
Interest income	8		7	11	3	—	29	—	29
EBITDA (2)	473	(3)	414	294	237	(101)	1,317	1,255	2,572
Depreciation and amortization (4)	125		58	31	34	14	262	—	262

EBITDA as a percentage of total sales	14.2%		14.1%	11.6%	17.1%	NM	12.8%		30.6%

Three months ended March 31, 2023
External sales	$3,043		$2,252	$2,399	$679	$80	$8,453	$—	$8,453
Intersegment sales	514		734	7	664	5	1,924	(1,924)	—
Total sales	3,557		2,986	2,406	1,343	85	10,377	(1,924)	8,453
Research, development and engineering expenses	91		134	14	63	48	350	—	350
Equity, royalty and interest income (loss) from investees	21		65	24	13	(4)	119	—	119
Interest income	6		3	7	2	—	18	—	18
EBITDA (2)	507	(5)	457	335	219	(94)	1,424	(63)	1,361
Depreciation and amortization (4)	123		51	28	29	14	245	—	245

EBITDA as a percentage of total sales	14.3%		15.3%	13.9%	16.3%	NM	13.7%		16.1%

"NM" - not meaningful information
(1) Included intersegment sales, intersegment profit in inventory and unallocated corporate expenses. The three months ended March 31, 2024, included a $1.3 billion gain related to the divestiture of Atmus and $14 million of costs associated with the divestiture of Atmus. The three months ended March 31, 2023, included $6 million of costs associated with the divestiture of Atmus.

(2) EBITDA is defined as earnings or losses before interest expense, income taxes, depreciation and amortization and noncontrolling interests. We believe EBITDA is a useful measure of our operating performance as it assists investors and debt holders in comparing our performance on a consistent basis without regard to financing methods, capital structure, income taxes or depreciation and amortization methods, which can vary significantly depending upon many factors.

(3) Included $21 million of costs associated with the divestiture of Atmus for the three months ended March 31, 2024.
(4) Depreciation and amortization, as shown on a segment basis, excluded the amortization of debt discount and deferred costs included in the Condensed Consolidated Statements of Net Income as interest expense. The amortization of debt discount and deferred costs was $3 million and $1 million for the three months ended March 31, 2024 and 2023, respectively. A portion of depreciation expense is included in research, development and engineering expenses.

(5) Included $12 million of costs associated with the divestiture of Atmus for the three months ended March 31, 2023.

CUMMINS INC. AND SUBSIDIARIES
SELECT FOOTNOTE DATA
(Unaudited)

EQUITY, ROYALTY AND INTEREST INCOME FROM INVESTEES
Equity, royalty and interest income from investees included in our Condensed Consolidated Statements of Net Income for the reporting periods was as follows:

	Three months ended
	March 31,
In millions	2024	2023
Manufacturing entities
Dongfeng Cummins Engine Company, Ltd.	$22	$19
Chongqing Cummins Engine Company, Ltd.	15	9
Beijing Foton Cummins Engine Co., Ltd.	13	16
Tata Cummins, Ltd.	9	8
All other manufacturers	23	19
Distribution entities
Komatsu Cummins Chile, Ltda.	13	14
All other distributors	5	3
Cummins share of net income	100	88
Royalty and interest income	23	31
Equity, royalty and interest income from investees	$123	$119
ATMUS DIVESTITURE
On March 18, 2024, we completed the divestiture of our remaining 80.5 percent ownership of Atmus common stock through a tax-free split-off. The transaction involved the exchange of our shares in Atmus for shares of Cummins stock with a 7.0 percent discount on the exchange ratio for Atmus shares. The exchange ratio was determined based on each entity's respective stock price using the daily volume weighted-average stock price for three days preceding the final exchange offer date. Based on the final exchange ratio, we exchanged all 67 million of our Atmus shares for 5.6 million shares of Cummins stock, which was recorded as treasury stock based on the fair value of the Cummins shares obtained.
We evaluated the full divestiture of Atmus and determined the transaction did not qualify for discontinued operation presentation. We recognized a gain related to the divestiture of approximately $1.3 billion (based on the difference between the fair value of the Cummins shares obtained less the carrying value of our Atmus investment), which was recorded as other income in the Condensed Consolidated Statements of Net Income for the three months ended March 31, 2024. Approximately $114 million of goodwill was included in the carrying value of the Atmus investment for purposes of calculating the gain. The operating results of Atmus were reported in the Condensed Consolidated Financial Statements through March 18, 2024, the date of divestiture.
INCOME TAXES
Our effective tax rate for 2024 is expected to approximate 24.0 percent, excluding any discrete items that may arise.
Our effective tax rates for the three months ended March 31, 2024 and 2023, were 8.7 percent and 21.7 percent, respectively.
The three months ended March 31, 2024, contained favorable discrete tax items primarily due to the $1.3 billion non-taxable gain on the Atmus split-off. Other discrete tax items were $21 million favorable primarily due to adjustments related to audit settlements.
The three months ended March 31, 2023, contained favorable discrete tax items of $3 million, primarily due to share-based compensation tax benefits.

CUMMINS INC. AND SUBSIDIARIES
FINANCIAL MEASURES THAT SUPPLEMENT GAAP
(Unaudited)

Reconciliation of Non GAAP measures - Earnings before interest, income taxes, depreciation and amortization and noncontrolling interests (EBITDA)
We believe EBITDA is a useful measure of our operating performance as it assists investors and debt holders in comparing our performance on a consistent basis without regard to financing methods, capital structure, income taxes or depreciation and amortization methods, which can vary significantly depending upon many factors. We believe EBITDA excluding special items is a useful measure of our operating performance without regard to the impact of the gain recognized and costs associated with the divestiture of Atmus and restructuring actions. This statement excludes forward looking measures of EBITDA where a reconciliation to the corresponding accounting principles generally accepted in the United States (GAAP) measures is not available due to the variability, complexity and limited visibility of non-cash items that are excluded from the non-GAAP outlook measure.
EBITDA is not in accordance with, or an alternative for, GAAP and may not be consistent with measures used by other companies. It should be considered supplemental data; however, the amounts included in the EBITDA calculation are derived from amounts included in the Condensed Consolidated Statements of Net Income. Below is a reconciliation of net income attributable to Cummins Inc. to EBITDA for each of the applicable periods:

	Three months ended
	March 31,
In millions	2024	2023
Net income attributable to Cummins Inc.	$1,993	$790

Net income attributable to Cummins Inc. as a percentage of net sales	23.7%	9.3%

Add:
Net income attributable to noncontrolling interests	35	16
Consolidated net income	2,028	806

Add:
Interest expense	89	87
Income tax expense	193	223
Depreciation and amortization	262	245
EBITDA	$2,572	$1,361

EBITDA as a percentage of net sales	30.6%	16.1%

Less:
Gain related to the divestiture of Atmus	1,333	—
Add:
Atmus divestiture costs	35	18
Restructuring actions	29	—
EBITDA, excluding the impact of gain recognized and costs associated with the divestiture of Atmus and restructuring actions	$1,303	$1,379

EBITDA, excluding the impact of gain recognized and costs associated with the divestiture of Atmus and restructuring actions, as a percentage of net sales	15.5%	16.3%

CUMMINS INC. AND SUBSIDIARIES
FINANCIAL MEASURES THAT SUPPLEMENT GAAP
(Unaudited)

Net income and diluted earnings per share (EPS) attributable to Cummins Inc. excluding the gain recognized and costs associated with the divestiture of Atmus and restructuring actions

We believe these are useful measures of our operating performance for the periods presented as they illustrate our operating performance without regard to the gain recognized and costs associated with the divestiture of Atmus and restructuring actions. These measures are not in accordance with, or an alternative for GAAP and may not be consistent with measures used by other companies. This should be considered supplemental data. The following table reconciles net income and diluted EPS attributable to Cummins Inc. to net income and diluted EPS attributable to Cummins Inc. excluding special items for the following periods:

	Three months ended March 31,
	2024
In millions	Net Income	Diluted EPS
Net income and diluted EPS attributable to Cummins Inc.	$1,993	$14.03
Less:
Gain recognized and costs associated with the divestiture of Atmus, net of tax	1,291	9.08
Add:
Restructuring actions, net of tax	22	0.15
Net income and diluted EPS attributable to Cummins Inc. excluding the gain recognized and costs associated with the divestiture of Atmus and restructuring actions, net of tax	$724	$5.10

CUMMINS INC. AND SUBSIDIARIES
SEGMENT SALES DATA
(Unaudited)
Components Segment Sales by Business
Sales for our Components segment by business were as follows:

2024
In millions	Q1	Q2	Q3	Q4	YTD
Axles and brakes	$1,232	$—	$—	$—	$1,232
Emission solutions	971	—	—	—	971
Engine components	544	—	—	—	544
Atmus (1)	353	—	—	—	353
Automated transmissions	165	—	—	—	165
Software and electronics	67	—	—	—	67
Total sales	$3,332	$—	$—	$—	$3,332

(1) Included sales through the March 18, 2024, divestiture.

2023
In millions	Q1	Q2	Q3	Q4	YTD
Axles and brakes	$1,272	$1,249	$1,177	$1,124	$4,822
Emission solutions	1,056	964	893	922	3,835
Engine components	581	557	532	519	2,189
Atmus	417	417	396	399	1,629
Automated transmissions	179	179	187	169	714
Software and electronics	52	59	51	58	220
Total sales	$3,557	$3,425	$3,236	$3,191	$13,409
Engine Segment Sales by Market and Unit Shipments by Engine Classification
Sales for our Engine segment by market were as follows:

2024
In millions	Q1	Q2	Q3	Q4	YTD
Heavy-duty truck	$1,059	$—	$—	$—	$1,059
Medium-duty truck and bus	995	—	—	—	995
Light-duty automotive	438	—	—	—	438
Off-highway	436	—	—	—	436
Total sales	$2,928	$—	$—	$—	$2,928

2023
In millions	Q1	Q2	Q3	Q4	YTD
Heavy-duty truck	$1,114	$1,117	$1,116	$1,052	$4,399
Medium-duty truck and bus	903	942	931	894	3,670
Light-duty automotive	439	445	455	423	1,762
Off-highway	530	484	429	410	1,853
Total sales	$2,986	$2,988	$2,931	$2,779	$11,684

Unit shipments by engine classification (including unit shipments to Power Systems and off-highway engine units included in their respective classification) were as follows:

2024
Units	Q1	Q2	Q3	Q4	YTD
Heavy-duty	33,600	—	—	—	33,600
Medium-duty	75,800	—	—	—	75,800
Light-duty	54,800	—	—	—	54,800
Total units	164,200	—	—	—	164,200

2023
Units	Q1	Q2	Q3	Q4	YTD
Heavy-duty	34,700	36,400	36,300	34,500	141,900
Medium-duty	78,900	76,000	71,300	67,900	294,100
Light-duty	55,000	53,600	53,300	49,600	211,500
Total units	168,600	166,000	160,900	152,000	647,500
Distribution Segment Sales by Product Line
Sales for our Distribution segment by product line were as follows:

2024
In millions	Q1	Q2	Q3	Q4	YTD
Parts	$1,001	$—	$—	$—	$1,001
Power generation	707	—	—	—	707
Engines	421	—	—	—	421
Service	406	—	—	—	406
Total sales	$2,535	$—	$—	$—	$2,535

2023
In millions	Q1	Q2	Q3	Q4	YTD
Parts	$1,057	$1,019	$995	$1,000	$4,071
Power generation	492	614	606	797	2,509
Engines	456	531	511	499	1,997
Service	401	431	423	417	1,672
Total sales	$2,406	$2,595	$2,535	$2,713	$10,249

Power Systems Segment Sales by Product Line and Unit Shipments by Engine Classification
Sales for our Power Systems segment by product line were as follows:

2024
In millions	Q1	Q2	Q3	Q4	YTD
Power generation	$853	$—	$—	$—	$853
Industrial	420	—	—	—	420
Generator technologies	116	—	—	—	116
Total sales	$1,389	$—	$—	$—	$1,389

2023
In millions	Q1	Q2	Q3	Q4	YTD
Power generation	$770	$854	$850	$866	$3,340
Industrial	455	468	475	456	1,854
Generator technologies	118	135	119	107	479
Total sales	$1,343	$1,457	$1,444	$1,429	$5,673
High-horsepower unit shipments by engine classification were as follows:

2024
Units	Q1	Q2	Q3	Q4	YTD
Power generation	3,000	—	—	—	3,000
Industrial	1,300	—	—	—	1,300
Total units	4,300	—	—	—	4,300

2023
Units	Q1	Q2	Q3	Q4	YTD
Power generation	2,900	3,300	2,800	3,300	12,300
Industrial	1,500	1,600	1,800	1,800	6,700
Total units	4,400	4,900	4,600	5,100	19,000